Exhibit 10.3

Dragonfly GmbH & Co. KGaA Eschenheimer Anlage 1 60316 Frankfurt am Main Germany	McKesson Corporation One Post Street San Francisco CA 94104 USA

Strictly Confidential

Contains Business Secrets

In advance by fax: +49 711 5001 590

Celesio AG

Attn. Management Board

Neckartalstraße 155

70376 Stuttgart

Frankfurt, 23 January 2014

Conclusion of a Share Purchase Agreement regarding approx. 75.99% of the currently issued share capital of Celesio AG; Continuation of the Business Combination Agreement dated 24 October 2013

Dear Ms. Helmes,

Dear Sirs,

Thank you for your constant cooperation and support for our endeavor to carry out a transaction to build a combined entity of McKesson Group and Celesio Group.

This is to inform you that Dragonfly GmbH & Co. KGaA (“Bidder”) is negotiating to amend and restate the share purchase agreement (“SPA”) with Franz Haniel & Cie. GmbH (“Haniel”) originally concluded on 24 October 2013. Under the amended and restated SPA (“Restated SPA”) Haniel will agree to sell and transfer to the Bidder 129,258,505 shares in Celesio AG (“Celesio”) (shares in Celesio being the “Celesio Shares” and each a “Celesio Share”), representing approximately 75.99% of the current share capital of Celesio, against a cash consideration of EUR 23.50 per Celesio Share. The Restated SPA will not be subject to any closing conditions.

Furthermore, the Bidder contemplates to enter into one or more agreements to purchase convertible bonds issued by Celesio Finance B.V. due on 29 October 2014 and 7 April 2018 (“Bonds”) with a view to keeping Bidder’s shareholding at a minimum proportion of approximately 75% of Celesio’s share capital taking into account the possible dilution by shares to be issued upon execution of conversion rights under the Bonds.

Following signing of the Restated SPA the Bidder considers to publish a new voluntary takeover offer to acquire the outstanding Celesio Shares (“New Takeover Offer”) at an offer consideration of EUR 23.50 per Celesio Share. The New Takeover Offer will not provide for any completion conditions. In addition, the Bidder has filed with the German Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”) an application for release from the waiting period pursuant to section 26 para. 1 sentence 2 in conjunction with sentence 1 of the German

Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “Takeover Act”). Should BaFin not issue the requested release, the Bidder would have to publish a mandatory offer pursuant to section 35 para. 1 sentence 1 and para. 2 sentence 1 Takeover Act (“Mandatory Offer”, and together with the New Takeover Offer the “New Offer”) to acquire the outstanding Celesio Shares which the Bidder considers a less desirable transaction structure.

Given this situation, we refer to the option which is foreseen – albeit in a different time period – in section 13.3(a) of the Business Combination Agreement dated 24 October 2013 (“BCA”) to consent to the New Takeover Offer after the initial takeover offer the Bidder published on 5 December 2013 (“Initial Takeover Offer”) has failed to meet the acceptance threshold condition and ensure the continuation of the BCA.

We would agree with you that the BCA would apply with the following amendments:

1.	Following the signing of the Restated SPA and receipt of the release pursuant to section 26 para. 2 Takeover Act from BaFin the Bidder shall, without prejudice to statutory law, consider to decide and to announce and launch the New Takeover Offer or following the completion of the Restated SPA be obliged to announce and launch the Mandatory Offer. The New Offer shall provide for a cash consideration in the amount of EUR 23.50 (in words twenty-three Euro and fifty Eurocents) per Celesio Share, shall not provide for any completion condition and shall provide for an acceptance period of four (4) to six (6) weeks.

2.	The provisions of the BCA with respect to the Initial Takeover Offer and Transaction shall otherwise apply mutatis mutandis to the New Offer and the respective transaction with exception of section 1 paras. 1 to 3 of the BCA which shall cease to apply.

3.	The Bidder will not, and shall not be obliged to, issue public voluntary offers for the acquisition of any Bonds.

4.	The parties hereby waive their termination rights pursuant to section 13.3(a) of the BCA in connection with the failure of the Initial Takeover Offer, provided however that in case the decision to launch the New Offer has not been published by 31 January 2014, the Company may terminate the BCA. For the avoidance of doubt: In case the New Offer has lapsed or, for whatever reason, has not been completed in accordance with its terms, the BCA may be terminated by the Company or the Bidder (i.e. even in case the Bidder has approached the Company with a view to consent to a further new takeover offer).

5.	Should any provision of the BCA no longer achieve commercial intent and purpose of the parties because the Transaction is implemented through the New Offer rather than the Initial Takeover Offer the Parties will agree in good faith to the solution that best achieves the commercial intent and purpose of the provision originally concluded.

6.	The provisions set out in this letter shall cease to be binding upon the parties if the Restated SPA has not been validly entered into by 31 January 2014.

We kindly ask you to express your consent to the above provisions by returning to us a countersigned copy of this letter and by executing and sending directly to BaFin the consent to the release from the waiting period to publish the New Takeover Offer pursuant to section 26 para. 1 sentence 2 in conjunction with sentence 1 Takeover Act, in a form similar to the draft attached as Annex 1 with a copy to Peter Erbacher / Stephan Oppenhoff, Linklaters LLP, Mainzer Landstraße 16, 60325 Frankfurt am Main, Germany.

Best regards,

Dragonfly GmbH & Co. KGaA

represented by its general partner Dragonfly Verwaltungs GmbH

/s/ John H. Hammergren
Name: John H. Hammergren

Title: Attorney-in-fact

McKesson Corporation

/s/ John H. Hammergren
Name: John H. Hammergren

Title: CEO

We accept and agree to the confirmation above by Dragonfly GmbH & Co. KGaA and McKesson Corporation dated 23 January 2014 on the continuation of the existing Business Combination Agreement between Dragonfly GmbH & Co. KGaA, McKesson Corporation and Celesio AG of 24 October 2013 with the amendments set forth above.

Stuttgart, this 23 January 2014 for and on behalf of Celesio AG

/s/ Marion Helmes	/s/ Stephan Borchert
Name: Marion Helmes	Name: Stephan Borchert

Title: Speaker of the Management Board, CFO	Title: Member of the Management Board

Annex 1: Consent to the release from the waiting period to publish the new takeover offer pursuant to section 26 para. 1 sentence 2 in conjunction with sentence 1 Takeover Act

[ENGLISH TRANSLATION FROM GERMAN ORIGINAL]

[Letterhead Celesio AG]

Strictly confidential / Contains business secrets

In advance by fax: 0228 4108 3112

Bundesanstalt für Finanzdienstleistungsaufsicht

Referat WA 16

Mr Klaus-Jürgen Strunk

Mr Hendrik Schmiady

Marie-Curie-Straße 24-28

60439 Frankfurt am Main

Stuttgart, 23 January 2014

Granting of the approval of an exemption from the exclusion period pursuant to section 26 para. 2 in conjunction with para. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”)

Dear Mr Strunk,

Dear Mr Schmiady,

Dragonfly GmbH & Co. KGaA has informed us of its considerations to decide on the submission of a renewed voluntary takeover offer for the outstanding shares of Celesio AG with an offer consideration of EUR 23.50 per share of Celesio AG and that it has applied for an exemption from the exclusion period pursuant to section 26 para. 1 sentence 1 in conjunction with sentence 2 WpÜG to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Dragonfly GmbH & Co. KGaA has informed us that the renewed voluntary takeover offer shall not contain any completion conditions.

We hereby grant our approval of the exemption from the exclusion period pursuant to section 26 para. 2 in conjunction with para. 1 WpÜG.

Sincerely yours

Celesio AG

/s/ Marion Helmes	/s/ Stephan Borchert
Marion Helmes	Stephan Borchert

Spokesperson of the Management Board	Member of the Management Board

Copy:	Peter Erbacher / Stephan Oppenhoff Linklaters LLP Mainzer Landstraße 16 60325 Frankfurt am Main